Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:	Investor Relations:
Pattie Overstreet-Miller	Karen King
847/851-7351	847/585-3899
www.careered.com	www.careered.com

Lynne Baker
847/851-7006
www.careered.com

CAREER EDUCATION CORPORATION REPORTS RECEIPT OF THIRD AMENDED COMPLAINT

HOFFMAN ESTATES, IL, May 2, 2006 — Career Education Corporation (NASDAQ: CECO) reported today that the Third Amended Complaint has been filed in the securities class action litigation against the company. In March 2006, the United States District Court for the Northern District of Illinois granted for the second time the company’s motion to dismiss the action, holding that the plaintiffs had once again failed to plead a federal securities law violation against the company. In its decision dismissing the Second Amended Complaint, the Court granted the plaintiffs until April 17, 2006 to file a third amended complaint. Shortly before that deadline, the plaintiffs sought an extension of time, and the Court granted the plaintiffs one last opportunity to file a third amended complaint by no later than May 1, 2006.

“After the Court has already twice ruled that plaintiffs’ attorneys have not pled a single securities law violation, it is disappointing that they would try again, coming back for a third time,” said

Associate General Counsel Scott Levine, a former long-standing federal prosecutor. “We intend to vigorously defend our position, as we have in the past.”

About Career Education Corporation
The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 100,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.  The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.